BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Consolidated Synthetic Voting Map – Ordinary and Extraordinary General Meeting To Be Held on April 26, 2017

BRF S.A. (“BRF” or “Company”) (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction n°. 481, of December 17, 2009, hereby provides its shareholders with the consolidated synthetic voting map of the Ordinary and Extraordinary General Meeting to be held on April 26, 2017 (“General Meeting”), which adds the remote votes sent directly to the Company to the votes cast sent through custody and bookkeeping agents, as attached.

The General Meeting will be held on April 26, 2017, at 11:00 hours, at the Company's head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State Catarina State, Bairro Fazenda.

São Paulo, April 25, 2017.

Pedro de Andrade Faria
Global Chief Executive, Financial and Investor Relations Officer

Appendix I – Consolidated Synthetic Voting Map

RESOLUTION DESCRIPTION	NUMBER OF SHARES		
		APPROVAL	REJECTION	ABSTENTION
AGM	1 - To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2016 ("2016 Financial Year"), accompanied by the management report, explanatory notes, opinions of the independent auditors and Fiscal Council, the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Annex I of the Administration´s Proposal for the Ordinary and Extraordinary General Meeting ("Proposal")	212.807.959	0	0
AGM	2 - Do you wish to adopt the process of multiple voting for the election of the board of directors, within the terms of article 141 of Law No 6.404/1976?	0	114.087	212.693.872
AGM	3 - To set the number of 10 (ten) members to make up the Board of Directors of the Company.	212.807.959	0	0
AGM	4 - To elect the members of the Board of Directors	212.807.959	0	0
AGM	5 - In case any of the candidates that compose the group fails to integrate it, can the votes corresponding to their actions continue to be conferred on the chosen board?	212.807.959	0	0
AGM	6 - In case of adoption of the election process by multiple voting, do you wish to distribute the adopted vote in percentages by the candidates who composes the chosen list of candidates?	211.109.184	1.698.775	0
AGM	7 - View of all candidates who composes the list of candidates to appoint the % (percentage) of votes to be distributed		-	-
AGM	ABILIO DOS SANTOS DINIZ	10,00%		
AGM	FRANCISCO PETROS OLIVEIRA LIMA PAPATHANASIADIS	10,00%		
AGM	LUIZ FERNANDO FURLAN	10,00%		
AGM	JOSE CARLOS REIS DE MAGALHAES NETO	10,00%		
AGM	WALTER FONTANA FILHO	10,00%		
AGM	FLAVIA BUARQUE DE ALMEIDA	10,00%		
AGM	CARLOS DA COSTA PARCIAS JR.	10,00%		
AGM	MARCOS GUIMARAES GRASSO	10,00%		
AGM	WALTER MALIENI JR.	10,00%		
AGM	JOSE AURELIO DRUMMOND JR.	10,00%		
AGM	8 - To approve the election of Mr. Abilio dos Santos Diniz for the position of Chairman of the Board of Directors and of Mr. Francisco Petros Oliveira Lima Papathanasiadis for the position of deputy chairman of the Board of Directors	212.807.959	0	0
AGM	9 - Indication of all the names who composes the list of candidates of the Fiscal Council	212.807.959	0	0
AGM	10 - If one of the candidates that make up the list of candidates stops being part of it to accommodate the separate election dealt with in Articles 161, Paragraph Four, and 240 of Law no. 6,404 of 1976, do you want the votes of your shares to be given to the same list of candidates chosen?	212.807.959	0	0
AGM	11 - To set an annual global remuneration for the 2017 financial year for the Company's Officers in the amount of up to R$ 99,00 million, which covers the limit proposed for the fixed remuneration (salary or pro-labore, direct and indirect benefits and social charges), benefits from the severance from the position, variable remuneration (profit sharing) and amounts related to the Stock Option Purchasing Plan and the Restricted Shares Plan of the Company	212.693.872	114.087	0
AGM	12 -To set the global remuneration of the Fiscal Council in the amount of up to R$0,7 milion for the 2017 fiscal year	212.807.959	0	0
AGM	13 - To ratify the distribution of R$ 513,215 thousand to shareholders, corresponding to R$0.642347435 per share, in the form of interest on shareholders' equity, paid on August 15, 2016, with due withholding of Income Tax on Source, in accordance with the legislation in force and as determined by the Board of Directors at a meeting held on June 30, 2016	212.807.959	0	0
EGM	14 - To amend the Restricted Stocks Plan, per Annex IV of the Proposal.	212.693.872	114.087	0